EXHIBIT 10.2
                                                                    ------------

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") shall be effective on the 1st day of November 2004 ("Effective Date") between PalWeb Corporation (the "Company") and Robert H. Nelson ("Nelson").

                                    RECITALS

         WHEREAS, the Company has determined that Nelson's services to the Company will be of value to the Company, and accordingly, the Company desires to enter into this Agreement with Nelson as set forth herein in order to secure such services;

         WHEREAS, Nelson hereby represents and warrants to the Company that he is free to work for the Company without violation of any other agreements or employment to which Nelson is a party;

         WHEREAS, Nelson desires to serve as an employee of the Company on the terms set forth herein;

         NOW THEREFORE, for and in consideration of Nelson's employment by the Company, the promises and the mutual agreements set forth herein, Nelson and the Company agrees as follows:

         1. Employment Duties.

                    (a) The Company agrees to employ Nelson as its Director of
            Finance with the duties and responsibilities generally associated with such position, and such other reasonable additional responsibilities as may be added to Nelson's duties from time-to-time by Warren F. Kruger ("Kruger"), the President and CEO of the Company. Nelson shall report directly to Kruger.

                    (b) Nelson shall (i) diligently follow and implement all
            policies and decisions communicated by Kruger; (ii) timely prepare business plans, lease/finance plans and will be in charge of and prepare all financial reports and accountings reports as may be requested; and, (iii) devote all of his professional time, attention and efforts to the business and affairs of the Company, subject to vacations and to reasonable periods of illness and/or disability consistent with the Company's policy and applicable law. (See Attachment A)

                    (c) The work product to be produced hereunder by Nelson
            shall be considered a work made for hire as defined in the Copyright Act of 1976, and is therefore owned exclusively by the Company which vests copyright ownership of works for hire in the Company for whom the work is prepared. If any works hereunder shall be found not to be works made for hire, or ownership does not otherwise automatically vest in the Company, Nelson shall immediately disclose and assign to Company any right, title and interest in any inventions, models, processes, patents, copyrights and improvements thereon relating to services or processes or products of Company that Nelson conceives or acquires during the employment relationship with Company or that Nelson may conceive or acquire, during the period of (1) one year after termination of this Agreement.

         2. Term. The initial term of employment shall be thirty months (30) ("Initial Term"). The Initial Term shall begin November 1, 2004 and shall have two (2) automatic thirty (30) month renewal periods; however, the terms shall not renew in the event that either party gives the other party written notice of non-renewal ("Notice") at least ninety (90) days prior to the end of the then-current term. In the event either party provides Notice or terminates this Agreement pursuant to Section 4, Nelson shall diligently assist the Company in transitioning all matters and work for which he was responsible as the Company shall direct.

         3. Compensation.

                    (a) Nelson shall be paid a monthly compensation of
            $15,245/month plus travel and entertainment expenses. Nelson will be obligated to work approximately four (4) days a week either at the Company's headquarters in Tulsa, Oklahoma, or at the Company's plant in Bettendorf, Iowa.

                    (b) Not later than the end of the first One Hundred Twenty
            (120) days ("Move In Date") of this Agreement Nelson will have moved his residence to Tulsa, Oklahoma.

                    (c) The Company will reimburse Nelson for moving expenses to
            Tulsa and incurred by Nelson based on the average cost of three (3) written bids.

                    (d) Upon the Move In Date, Nelson will receive an option to purchase up to 500,000 shares of the Company Common Stock immediately and 500,000 shares thirty (30) months thereafter for a total of 1,000,000 shares. The option price shall be $0.50/share and related terms and conditions shall be set in accordance with the Company's stock option plan.

                    (e) At such time that either the gross sales as booked by
            the Company exceed $1.2 million per month for at least six (6) consecutive months or the Company secures $25,000,000 of additional debt and/or equity financing, Nelson will receive an annual bonus of not less than $65,000 per year.

                    (f) Throughout the term of the Agreement, Nelson will in
            addition be entitled to related benefits as provided by the Company to other management of the Company such as:

                        (i) The Company will provide health insurance benefits for Nelson and his dependents on the same basis of the other Company employees.

                        (ii) Nelson shall, upon submission of written documentation of business related expenses incurred, be reimbursed for any and all necessary, customary and usual expenses, as approved by Kruger and incurred by Nelson on behalf of Company in the normal course of business.

                        (iii) Nelson shall receive four (4) weeks of paid vacation. Accrued unused vacation time shall expire at the end of each calendar year.

                        (iv) The Base Salary and any bonuses, allowance payments, and all other payments shall be subject to withholding for all applicable taxes as required under applicable federal and state laws.

                        (v) Upon moving to Tulsa, Oklahoma, Nelson shall be reimbursed up to $600/month for lease car expense related to his company car.

         4. Termination. This Agreement and Nelson's employment can be terminated by the President of the Company on behalf of the Company as follows:

                    (a) Upon the death of Nelson; or

                    (b) Upon Nelson's permanent disability (which shall mean his inability to perform his duties and responsibilities under this Agreement for a period of at least six (6) consecutive months); or

                    (c) For Cause immediately and without notice. Cause means
            either the joint or several conduct of Nelson which amounts to (i) fraud, dishonesty or breach of fiduciary duty against the Company;
            (ii) willful misconduct, insubordination, repeated refusal to follow the reasonable directions of the President or violation of law in the course of performance of duties with the Company; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the Company's premises during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty: (vi) a material breach or violation of the terms of his Agreement, the Company's general employment policies or any other agreement to which Nelson and the Company are party; or (vii) any malfeasance or misfeasance by Nelson of his duties to the Company that is not corrected within ten (10) calendar days after notice thereof to Nelson; or

                    (a) (d) At anytime during the Pre-Move Period.

         5. Effects of Termination.

                        Upon termination:

                    (a) Pursuant to Section 4 (a)(b), the Company shall pay
            Nelson the Base Salary through the effective date of termination and thereafter at a rate of 25% of the Base Salary through the conclusion of the then current term of the Agreement. All other benefits, bonuses and obligations of the Company to Nelson shall terminate upon the effective date of termination.

                    (b) Pursuant to Section 4 (c), Nelson shall be entitled to no further payments of the Base Salary or any other amounts or any benefits under his Agreement and all then accrued but unpaid amounts and benefits shall be immediately paid, and no further amounts or benefits shall accrue.

                    (c) Pursuant to Section 4(d) the Company shall pay Nelson
            within ten (10) days of termination a $30,000 lump sum payment (three (3) months salary at $10,000/month).

                    (d) Notwithstanding the above or the cause of termination
            Nelson's 1,000,000 option shares shall vest as scheduled.

            Accordingly, as further consideration for the compensation to be paid Nelson pursuant to the Nelson covenants and agrees that he will not directly or indirectly run, advise or otherwise participate in the plastic pallet business in the U.S. during the term of the Agreement and for a period of one (1) year thereafter.

         6. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of these Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of these Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be modified to make the provision consistent with and valid and enforceable under the law or public policy.

         7. Assignment. This Agreement and the rights and obligations of the hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of the Company's successors.

         8. Notices. Except as otherwise specifically provided herein, any notice required or permitted to be given by, or to, either party pursuant to this Agreement shall be given in writing, and shall be personally delivered, or mailed by certified mail, return receipt requested, or provided by electronic transmission with a copy sent contemporaneously by certified mail, return receipt requested, at the address set forth below or at such other address as either party shall designate by written notice to the other given in accordance with this Section. Any notice complying with their Section shall be effective immediately upon personal delivery or electronic transmission, and if mailed only, on the third business day after mailing.

         9. Waiver. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. The parties agree that jurisdiction and venue for any matter arising out of or pertaining to this Agreement shall be proper only in the state courts located in Tulsa County, Oklahoma, and the federal courts having jurisdiction over the Northern District of Oklahoma, and the parties hereby consent to such venue and jurisdiction.

         11. Beneficiary. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and his respective successors, heirs, executors, administrators and permitted assigns.

         12. Entire Agreement. This Agreement executed contemporaneously herewith embody the entire agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Company or Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

         13. Confidentiality. The terms, conditions and existence of this Agreement shall be confidential.

         IN WITNESS WHEREOF, Nelson and the Company have executed and delivered this Agreement as of the date first shown above.

THE COMPANY:                                      EMPLOYEE:
PALWEB CORPORATION



By:         /s/ Warren Kruger                     By:     /s/ Robert H. Nelson
     ---------------------------------                 -------------------------
       Warren F. Kruger, President                        Robert H. Nelson